TYSON FOODS REPORTS FIRST QUARTER 2020 RESULTS
DELIVERS TOP AND BOTTOM LINE GROWTH, RECORD BEEF RESULTS

Springdale, Arkansas – February 6, 2020 – Tyson Foods, Inc. (NYSE: TSN), one of the world’s largest food companies and a recognized leader in protein with leading brands including Tyson, Jimmy Dean, Hillshire Farm, Ball Park, Wright, Aidells, ibp and State Fair, today reported the following results:

(in millions, except per share data)	First Quarter
	2020	2019
Sales	$10,815	$10,193
Operating Income	826	807

Net Income	561	552
Less: Net Income Attributable to Noncontrolling Interests	4	1
Net Income Attributable to Tyson	$557	$551

Net Income Per Share Attributable to Tyson	$1.52	$1.50

Adjusted¹ Operating Income	$894	$841

Adjusted¹ Net Income Per Share Attributable to Tyson	$1.66	$1.58
1 Adjusted operating income and adjusted net income per share attributable to Tyson, or Adjusted EPS, are non-GAAP financial measures and are explained and reconciled to a comparable GAAP measure at the end of this release. Adjusted net income per share attributable to Tyson guidance is provided on a non-GAAP basis because certain information necessary to calculate such measure on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted without unreasonable efforts by the Company. A further explanation of providing non-GAAP guidance is included at the end of this release.
First Quarter Highlights

•	GAAP EPS of $1.52, up 1% from prior year; Adjusted EPS of $1.66, up 5% from prior year

•	GAAP operating income of $826 million, up 2% from prior year

•	Adjusted operating income of $894 million, up 6% from prior year

•	Total Company GAAP operating margin of 7.6%; Adjusted operating margin of 8.3%

•	Record Beef GAAP operating margin of 10.7% and record Adjusted operating margin of 11.2%

•	Sales growth of 6%

“Our overall results in the first quarter of fiscal 2020 were in line with expectations,” said Noel White, Tyson Foods’ CEO. “Our Beef and Pork segments performed well as the effects of African swine fever are beginning to materialize. Our Chicken segment performed better operationally, although in a soft pricing environment. Our Prepared Foods segment produced its sixth consecutive quarter of retail consumption growth, demonstrating the strength of our brands and innovation as we grew or held market share in all core categories.

“With improved access to global markets resulting from recent trade developments, there are reasons to be optimistic about fiscal 2020 and beyond and we are well-positioned to capitalize on opportunities in the global marketplace. Although we anticipate the challenges and volatility typical in our second fiscal quarter, our long-term outlook remains positive.”

SEGMENT RESULTS (in millions)

Sales
(for the first quarter ended December 28, 2019, and December 29, 2018)
	First Quarter
			Volume	Avg. Price
	2020	2019	Change	Change
Beef	$3,838	$3,926	(8.0)%	5.8%
Pork	1,379	1,179	7.3%	9.7%
Chicken	3,292	3,115	4.5%	1.2%
Prepared Foods	2,140	2,149	(3.1)%	2.7%
International/Other	498	143	220.2%	27.2%
Intersegment Sales	(332)	(319)	n/a	n/a
Total	$10,815	$10,193	4.7%	1.4%

Operating Income (Loss)
(for the first quarter ended December 28, 2019, and December 29, 2018)
	First Quarter
			Operating Margin
	2020	2019	2020	2019
Beef	$410	$305	10.7%	7.8%
Pork	191	95	13.9%	8.1%
Chicken	57	160	1.7%	5.1%
Prepared Foods	158	265	7.4%	12.3%
International/Other	10	(18)	n/a	n/a
Total	$826	$807	7.6%	7.9%
Note: On June 3, 2019, we acquired the Thai and European operations of BRF S.A. The post-acquisition results from operations of these businesses are included in International/Other for segment presentation. On November 30, 2018, we acquired Keystone Foods. The post-acquisition results from operations of this business are included in our Chicken segment for Keystone's domestic operations and results for operations of Keystone's International business are included in International/Other for segment presentation.

Adjusted Segment Results (in millions)

Adjusted Operating Income (Non-GAAP)
(for the first quarter ended December 28, 2019, and December 29, 2018)
	First Quarter
			Adjusted Operating Margin (Non-GAAP)
	2020	2019	2020	2019
Beef	$431	$305	11.2%	7.8%
Pork	193	95	14.0%	8.1%
Chicken	78	173	2.4%	5.6%
Prepared Foods	180	268	8.4%	12.5%
International/Other	12	—	n/a	n/a
Total	$894	$841	8.3%	8.3%
Note: Adjusted operating income is a non-GAAP financial measure and is explained and reconciled to a comparable GAAP measure at the end of this release.

Adjusted operating income and adjusted operating margin are presented as supplementary measures in the evaluation of our business that are not required by, or presented in accordance with, GAAP. We use adjusted operating income and adjusted operating margin as internal performance measurements and as two criteria for evaluating our performance relative to that of our peers. We believe adjusted operating income and adjusted operating margin are meaningful to our investors to enhance their understanding of our financial performance and are frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report adjusted operating income and adjusted operating margin. Further, we believe that adjusted operating income and adjusted operating margin are useful measures because they improve comparability of results of operations from period to period. Adjusted operating income and adjusted operating margin should not be considered as substitutes for operating income, operating margin or any other measure of operating performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of adjusted operating income and adjusted operating margin may not be comparable to similarly titled measures reported by other companies.

Summary of Segment Results

•
Beef - Sales volume decreased due to a reduction in live cattle harvest capacity as a result of a fire that caused the temporary closure of a production facility for the majority of the first quarter of fiscal 2020. Average sales price increased as beef demand remained strong. Operating income increased as we continued to maximize our revenues relative to live fed cattle costs, partially offset by increased operating costs and $16 million of net incremental costs from a production facility fire.

•
Pork - Sales volume increased due to increased domestic availability of live hogs and strong demand for our pork products. Average sales price increased associated with higher livestock costs and stronger export markets. Operating income increased as we maximized our revenues relative to the live hog markets, partially attributable to favorable export markets and improved operational performance, which were slightly offset by higher operating costs.

•
Chicken - Sales volume increased primarily due to incremental volume from a business acquisition, partially offset by lower volume from our rendering and blending business. Average sales price increased due to lower rendering and blending sales, which carry a lower average sales price, largely offset by broadly weaker chicken pricing as a result of market conditions. Operating income decreased primarily from challenging pricing conditions. Additionally, operating income in the first quarter of fiscal 2020 was impacted by $21 million in restructuring costs.

•
Prepared Foods - Sales volume decreased as growth in volume across the consumer products business was offset by other intersegment sales channel shifts. Average sales price increased due to favorable product mix and the pass through of increased raw material costs. Operating income decreased primarily due to increased operating costs, including an $80 million increase in raw material costs. Additionally, operating income in the first quarter of fiscal 2020 was impacted by $22 million in restructuring costs.

Outlook
For fiscal 2020, USDA indicates domestic protein production (beef, pork, chicken and turkey) should increase approximately 3-4% from fiscal 2019 levels, but we expect export markets to absorb the increased production. The following is a summary of the outlook for each of our segments, as well as an outlook for capital expenditures, net interest expense, liquidity and tax rate for fiscal 2020. While our accounting cycle results in a 53-week year in fiscal 2020 as compared to a 52-week year in fiscal 2019, the fiscal 2020 outlook is based on a comparable 52-week year.

Adjusted operating margin guidance is provided below on a non-GAAP basis2.

•
Beef – We expect industry fed cattle supplies to increase approximately 1% in fiscal 2020 as compared to fiscal 2019. We expect ample supplies in regions where we operate our plants. For fiscal 2020, we believe our Beef segment's adjusted operating margin will be toward the upper end of 6.5% to 7.5%, absent additional impacts from ASF.

•
Pork – We expect industry hog supplies to increase approximately 4% in fiscal 2020 as compared to fiscal 2019. We expect increased livestock costs in fiscal 2020 as compared to fiscal 2019. For fiscal 2020, we believe our Pork segment's adjusted operating margin will be 6% to 8%, absent additional impacts from ASF.

•
Chicken – USDA projects a 4% increase in chicken production in fiscal 2020 as compared to fiscal 2019. For fiscal 2020, we believe our Chicken segment's adjusted operating margin will be 4% to 6%, absent additional impacts from ASF.

•
Prepared Foods – We expect raw material costs to increase throughout fiscal 2020 as compared to fiscal 2019, but we expect to recover these costs through pricing over time. Given the timing lag on passing these prices through, we may not fully recover these costs within the fiscal year. For fiscal 2020, we believe our Prepared Foods segment's adjusted operating margin will be 10% to 12%.

•
International/Other – International/Other primarily includes our foreign operations in Asia-Pacific, China-Korea and Europe, third-party merger and integration costs and corporate overhead related to Tyson New Ventures, LLC. We expect improved results in fiscal 2020 from improvement in our foreign operations as well as the impact of a full year of our recently acquired operations.

•
Capital Expenditures – For fiscal 2020, we expect capital expenditures to be approximately $1.3 billion. Capital expenditures will include spending for production growth, safety, animal well-being, infrastructure replacements and upgrades, and operational improvements that are expected to result in production and labor efficiencies, yield improvements and sales channel flexibility.

•	Net Interest Expense – We expect net interest expense to approximate $450 million for fiscal 2020.

•	Liquidity – We expect total liquidity, which was approximately $1.4 billion at December 28, 2019, to remain above our minimum liquidity target of $1.0 billion.

•	Tax Rate – We expect our adjusted effective tax rate to be around 23.5% in fiscal 2020.

2The Company is not able to reconcile its full-year fiscal 2020 adjusted operating margin guidance to its fiscal 2020 projected GAAP operating margin guidance because certain information necessary to calculate such measure on a GAAP basis is unavailable or dependent on the timing of future events outside of our control. Therefore, because of the uncertainty and variability of the nature of the amount of future adjustments, which could be significant, the Company is unable to provide a reconciliation of this measure without unreasonable effort. Adjusted operating margin should not be considered a substitute for operating margin or any other measure of financial performance reported in accordance with GAAP. Investors should rely primarily on the Company’s GAAP results and use non-GAAP financial measures only supplementally in making investment decisions.

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended
	December 28, 2019	December 29, 2018
Sales	$10,815	$10,193
Cost of Sales	9,375	8,838
Gross Profit	1,440	1,355

Selling, General and Administrative	614	548
Operating Income	826	807
Other (Income) Expense:
Interest income	(3)	(2)
Interest expense	120	99
Other, net	(16)	(3)
Total Other (Income) Expense	101	94
Income before Income Taxes	725	713
Income Tax Expense (Benefit)	164	161
Net Income	561	552
Less: Net Income Attributable to Noncontrolling Interests	4	1
Net Income Attributable to Tyson	$557	$551
Weighted Average Shares Outstanding:
Class A Basic	293	294
Class B Basic	70	70
Diluted	367	366
Net Income Per Share Attributable to Tyson:
Class A Basic	$1.56	$1.54
Class B Basic	$1.40	$1.39
Diluted	$1.52	$1.50
Dividends Declared Per Share:
Class A	$0.465	$0.450
Class B	$0.419	$0.405

Sales Growth	6.1%
Margins: (Percent of Sales)
Gross Profit	13.3%	13.3%
Operating Income	7.6%	7.9%
Net Income Attributable to Tyson	5.2%	5.4%
Effective Tax Rate	22.7%	22.6%

TYSON FOODS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	December 28, 2019	September 28, 2019
Assets
Current Assets:
Cash and cash equivalents	$497	$484
Accounts receivable, net	2,063	2,173
Inventories	4,304	4,108
Other current assets	329	404
Total Current Assets	7,193	7,169
Net Property, Plant and Equipment	7,384	7,282
Goodwill	10,862	10,844
Intangible Assets, net	6,975	7,037
Other Assets	1,397	765
Total Assets	$33,811	$33,097

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$1,947	$2,102
Accounts payable	1,916	1,926
Other current liabilities	1,673	1,485
Total Current Liabilities	5,536	5,513
Long-Term Debt	9,772	9,830
Deferred Income Taxes	2,369	2,356
Other Liabilities	1,568	1,172

Total Tyson Shareholders’ Equity	14,419	14,082
Noncontrolling Interests	147	144
Total Shareholders’ Equity	14,566	14,226

Total Liabilities and Shareholders’ Equity	$33,811	$33,097

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended
	December 28, 2019	December 29, 2018
Cash Flows From Operating Activities:
Net income	$561	$552
Depreciation and amortization	288	250
Deferred income taxes	3	18
Other, net	27	64
Net changes in operating assets and liabilities	15	(16)
Cash Provided by Operating Activities	894	868

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(312)	(318)
Purchases of marketable securities	(35)	(15)
Proceeds from sale of marketable securities	19	15
Acquisitions, net of cash acquired	—	(2,141)
Proceeds from sale of business	29	—
Other, net	(82)	10
Cash Used for Investing Activities	(381)	(2,449)

Cash Flows From Financing Activities:
Proceeds from issuance of debt	38	1,807
Payments on debt	(31)	(12)
Borrowings on revolving credit facility	180	—
Payments on revolving credit facility	(250)	—
Proceeds from issuance of commercial paper	4,675	5,538
Repayments of commercial paper	(4,855)	(5,406)
Purchases of Tyson Class A common stock	(132)	(83)
Dividends	(150)	(134)
Stock options exercised	20	3
Other, net	(2)	(2)
Cash (Used for) Provided by Financing Activities	(507)	1,711
Effect of Exchange Rate Changes on Cash	7	—
Increase in Cash and Cash Equivalents	13	130
Cash and Cash Equivalents at Beginning of Year	484	270
Cash and Cash Equivalents at End of Period	$497	$400

TYSON FOODS, INC.
EBITDA Reconciliations
(In millions)
(Unaudited)

	Three Months Ended		Fiscal Year Ended	Twelve Months Ended
	December 28, 2019	December 29, 2018	September 28, 2019	December 28, 2019

Net income	$561	$552	$2,035	$2,044
Less: Interest income	(3)	(2)	(11)	(12)
Add: Interest expense	120	99	462	483
Add: Income tax expense	164	161	396	399
Add: Depreciation	217	184	819	852
Add: Amortization (a)	68	63	267	272
EBITDA	$1,127	$1,057	$3,968	$4,038

Adjustments to EBITDA:
Add: Keystone purchase accounting and acquisition related costs (b)	—	26	37	11
Add: Impairments net of realized gains associated with the divestiture of businesses (c)	—	—	41	41
Add: Restructuring and related charges	52	8	41	85
Add: Beef production facility fire costs, net of insurance proceeds	16	—	31	47
Add: Pension plan termination charge	—	—	15	15
Less: Gain on sale of investment	—	—	(55)	(55)
Total Adjusted EBITDA	$1,195	$1,091	$4,078	$4,182

Total gross debt			$11,932	$11,719
Less: Cash and cash equivalents			(484)	(497)
Less: Short-term investments			(1)	(1)
Total net debt			$11,447	$11,221

Ratio Calculations:
Gross debt/EBITDA			3.0x	2.9x
Net debt/EBITDA			2.9x	2.8x

Gross debt/Adjusted EBITDA			2.9x	2.8x
Net debt/Adjusted EBITDA			2.8x	2.7x

(a)
Excludes the amortization of debt issuance and debt discount expense of $3 million for the three months ended December 28, 2019, and December 29, 2018, $12 million for the fiscal year ended September 28, 2019 and $12 million for the twelve months ended December 28, 2019 as it is included in interest expense.

(b)
Keystone acquisition and integration costs included $11 million of purchase accounting adjustments and $15 million of acquisition related costs for the three months ended December 29, 2018 and included $11 million of purchase accounting adjustments and $26 million acquisition related costs for the fiscal year ended September 28, 2019.

(c)	The fiscal year ended September 28, 2019 included a $41 million impairment associated with the planned divestiture of a business.
EBITDA is defined as net income before interest, income taxes, depreciation and amortization. Net debt to EBITDA (Adjusted EBITDA) represents the ratio of our debt, net of cash, cash equivalents and short-term investments, to EBITDA (and to Adjusted EBITDA). EBITDA, Adjusted EBITDA, net debt to EBITDA and net debt to Adjusted EBITDA are presented as supplemental financial measurements in the evaluation of our business. Adjusted EBITDA is a tool intended to assist our management and investors in comparing our performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect our core operations on an ongoing basis.

We believe the presentation of these financial measures helps management and investors to assess our operating performance from period to period, including our ability to generate earnings sufficient to service our debt, enhances understanding of our financial performance and highlights operational trends. These measures are widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies; however, the measurements of EBITDA (and Adjusted EBITDA) and net debt to EBITDA (and to Adjusted EBITDA) may not be comparable to those of other companies, which may limit their usefulness as comparative measures. EBITDA (and Adjusted EBITDA) and net debt to EBITDA (and to Adjusted EBITDA) are not measures required by or calculated in accordance with generally accepted accounting principles (GAAP) and should not be considered as substitutes for net income or any other measure of financial performance reported in accordance with GAAP or as a measure of operating cash flow or liquidity. EBITDA (and Adjusted EBITDA) is a useful tool for assessing, but is not a reliable indicator of, our ability to generate cash to service our debt obligations because certain of the items added to net income to determine EBITDA (and Adjusted EBITDA) involve outlays of cash. As a result, actual cash available to service our debt obligations will be different from EBITDA (and Adjusted EBITDA). Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions.

TYSON FOODS, INC.
EPS Reconciliations
(In millions, except per share data)
(Unaudited)

	First Quarter
	Pretax Impact		EPS Impact
	2020	2019	2020	2019

Reported net income per share attributable to Tyson			$1.52	$1.50

Add: Restructuring and related charges	$52	$8	0.11	0.02

Add: Beef production facility fire costs, net of insurance proceeds	$16	$—	0.03	—

Add: Keystone purchase accounting and acquisition related costs (a)	$—	$26	—	0.06

Adjusted net income per share attributable to Tyson			$1.66	$1.58

(a)
Keystone purchase accounting and acquisition related costs for the first quarter of fiscal 2019 included an $11 million purchase accounting adjustment for the fair value step-up of inventory and $15 million of acquisition related costs.

Adjusted net income per share attributable to Tyson (Adjusted EPS) is presented as a supplementary measure of our financial performance that is not required by, or presented in accordance with, GAAP. We use Adjusted EPS as an internal performance measurement and as one criterion for evaluating our performance relative to that of our peers. We believe Adjusted EPS is meaningful to our investors to enhance their understanding of our financial performance and is frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report Adjusted EPS. Further, we believe that Adjusted EPS is a useful measure because it improves comparability of results of operations from period to period. Adjusted EPS should not be considered a substitute for net income per share attributable to Tyson or any other measure of financial performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of Adjusted EPS may not be comparable to similarly titled measures reported by other companies.

Adjusted EPS guidance is provided on a non-GAAP basis. The Company is not able to reconcile its full-year fiscal 2020 Adjusted EPS guidance to its full-year fiscal 2020 projected GAAP EPS guidance because certain information necessary to calculate such measure on a GAAP basis is unavailable or dependent on the timing of future events outside of our control. Therefore, because of the uncertainty and variability of the nature of the amount of future adjustments, which could be significant, the Company is unable to provide a reconciliation of this measure without unreasonable effort.

TYSON FOODS, INC.
Operating Income Reconciliation
(In millions)
(Unaudited)

Adjusted Operating Income (Loss)
(for the first quarter ended December 28, 2019)
	Beef	Pork	Chicken	Prepared Foods	International/Other	Total
Reported operating income (loss)	$410	$191	$57	$158	$10	$826
Add: Restructuring and related charges	5	2	21	22	2	52
Add: Beef production facility fire costs, net of insurance proceeds	16	—	—	—	—	16
Adjusted operating income (loss)	$431	$193	$78	$180	$12	$894

Adjusted Operating Income (Loss)
(for the first quarter ended December 29, 2018)
	Beef	Pork	Chicken	Prepared Foods	International/Other	Total
Reported operating income (loss)	$305	$95	$160	$265	$(18)	$807
Add: Restructuring and related charges	—	—	5	3	—	8
Add: Keystone purchase accounting and acquisition related costs	—	—	8	—	18	26
Adjusted operating income (loss)	$305	$95	$173	$268	$—	$841

Adjusted operating income is presented as a supplementary measure of our operating performance that is not required by, or presented in accordance with, GAAP. We use adjusted operating income as an internal performance measurement and as one criterion for evaluating our performance relative to that of our peers. We believe adjusted operating income is meaningful to our investors to enhance their understanding of our operating performance and is frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report adjusted operating income. Further, we believe that adjusted operating income is a useful measure because it improves comparability of results of operations from period to period. Adjusted operating income should not be considered as a substitute for operating income or any other measure of operating performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of adjusted operating income may not be comparable to similarly titled measures reported by other companies.

Tyson Foods, Inc. (NYSE: TSN) is one of the world’s largest food companies and a recognized leader in protein. Founded in 1935 by John W. Tyson and grown under three generations of family leadership, the company has a broad portfolio of products and brands like Tyson®, Jimmy Dean®, Hillshire Farm®, Ball Park®, Wright®, Aidells®, ibp® and State Fair®. Tyson Foods innovates continually to make protein more sustainable, tailor food for everywhere it’s available and raise the world’s expectations for how much good food can do. Headquartered in Springdale, Arkansas, the company had 141,000 team members at September 28, 2019. Through its Core Values, Tyson Foods strives to operate with integrity, create value for its shareholders, customers, communities and team members and serve as a steward of the animals, land and environment entrusted to it. Visit www.tysonfoods.com.
A conference call to discuss the Company's financial results will be held at 9 a.m. Eastern Thursday, February 6, 2020. We encourage participants to pre-register for the conference call using the following link: http://dpregister.com/10138337. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call has started. Those without internet access or who are unable to pre-register may dial-in by calling toll free 1-844-890-1795 or international toll 1-412-717-9589.
To listen to the live webcast, an archived replay or to view the accompanying slides, go to the company’s investor website at http://ir.tyson.com. The webcast also can be accessed by using the direct link https://event.on24.com/wcc/r/2150700/8373138FC7B7ED14A1C0DF4D03260766. A telephone replay of the call will be available until March 6, 2020, toll free at 1-877-344-7529, international toll 1-412-317-0088 or Canada toll free 855-669-9658. The replay access code is 10138337. Financial information, such as this news release, as well as other supplemental data, can be accessed from the Company's web site at http://ir.tyson.com.
To download Tyson Foods’ free investor relations app, which offers access to SEC filings, news releases, transcripts, webcasts and presentations, please visit the App Store for iPhone and iPad or Google Play for Android mobile devices.
Forward-Looking Statements
Certain information in this report constitutes forward-looking statements. Such forward-looking statements include, but are not limited to, current views and estimates of our outlook for fiscal 2020, other future economic circumstances, industry conditions in domestic and international markets, our performance and financial results (e.g., debt levels, return on invested capital, value-added product growth, capital expenditures, tax rates, access to foreign markets and dividend policy). These forward-looking statements are subject to a number of factors and uncertainties that could cause our actual results and experiences to differ materially from anticipated results and expectations expressed in such forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that may cause actual results and experiences to differ from anticipated results and expectations expressed in such forward-looking statements are the following: (i) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, feed grains (including corn and soybean meal) and energy; (ii) market conditions for finished products, including competition from other global and domestic food processors, supply and pricing of competing products and alternative proteins and demand for alternative proteins; (iii) outbreak of a livestock disease (such as African swine fever (ASF), avian influenza (AI) or bovine spongiform encephalopathy (BSE)), which could have an adverse effect on livestock we own, the availability of livestock we purchase, consumer perception of certain protein products or our ability to access certain domestic and foreign markets; (iv) the effectiveness of our financial fitness program; (v) the implementation of an enterprise resource planning system; (vi) access to foreign markets together with foreign economic conditions, including currency fluctuations, import/export restrictions and foreign politics; (vii) changes in availability and relative costs of labor and contract farmers and our ability to maintain good relationships with employees, labor unions, contract farmers and independent producers providing us livestock; (viii) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (ix) changes in consumer preference and diets and our ability to identify and react to consumer trends; (x) effectiveness of advertising and marketing programs; (xi) our ability to leverage brand value propositions; (xii) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xiii) impairment in the carrying value of our goodwill or indefinite life intangible assets; (xiv) compliance with and changes to regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws; (xv) adverse results from litigation; (xvi) cyber incidents, security breaches or other disruptions of our information technology systems; (xvii) our ability to make effective acquisitions or joint ventures and successfully integrate newly acquired businesses into existing operations; (xviii) risks associated with our commodity purchasing activities; (xix) the effect of, or changes in, general economic conditions; (xx) significant marketing plan changes by large customers or loss of one or more large customers; (xxi) impacts on our operations caused by factors and forces beyond our control, such as natural disasters, fire, bioterrorism, pandemics or extreme weather; (xxii) failure to maximize or assert our intellectual property rights; (xxiii) our participation in multiemployer pension plans; (xxiv) the Tyson Limited Partnership’s ability to exercise significant control over the Company; (xxv) effects related to changes in tax rates, valuation of deferred tax assets and liabilities, or tax laws and their interpretation; (xxvi) volatility in capital markets or interest rates; (xxvii) risks associated with our failure to integrate Keystone Foods’ operations or to realize the targeted cost savings, revenues and other benefits of the acquisition; and (xxviii) those factors listed under Item 1A. “Risk Factors” included in our Annual Report filed on Form 10-K for the period ended September 28, 2019.

Media Contact: Gary Mickelson, 479-290-6111 Investor Contact: Jon Kathol, 479-290-4235	Source: Tyson Foods, Inc. Category: IR, Newsroom